Report of Independent Registered Chartered Accountants
To the Board of Directors and Shareholders of
NUCRYST Pharmaceuticals Corp.
We have audited the consolidated balance sheets of NUCRYST Pharmaceuticals Corp. as at December 31, 2006 and 2005 and the consolidated statements of operations, shareholder’s equity and cash flow for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of NUCRYST Pharmaceuticals Corp. as at December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in accordance with accounting principles generally accepted in the United States of America.
The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.
/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Edmonton, Canada
February 6, 2007

Comments by Independent Registered Chartered Accountants on Canada — United States of America Reporting Difference
The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Corporation’s financial statements, such as the change described in Note 2(o) to the consolidated financial statements, and changes in accounting principles that have been implemented in the financial statements, such as the change described in Note 2(r) to the consolidated financial statements. Our report is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principle in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.
/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Edmonton, Canada
February 6, 2007

Exhibit 99.1
NUCRYST Pharmaceuticals Corp.
Consolidated Balance Sheets

	December 31	December 31
(thousands of U.S. dollars, except share data)	2006	2005

ASSETS

Current
Cash and cash equivalents	$18,926	$35,901
Accounts receivable — net (note 3)	7,041	6,401
Inventories (note 4)	7,297	6,569
Other	327	121

	33,591	48,992

Restricted cash (note 2g)	135	130
Capital assets — net (note 5)	11,350	9,464
Intangible assets — net (note 6)	816	874

	$45,892	$59,460

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities (note 7)	$2,261	$4,991
Accounts payable and accrued liabilities to related party (note 11)	45	1,058
Indebtedness to related party (note 8)	—	39,642

	2,306	45,691

Guarantees (note 12)
Commitments (note 13)

Shareholders’ equity
Common shares no par value, unlimited shares authorized:
issued and outstanding - 18,309,613 and 14,227,500 shares at December 31, 2006 and 2005, respectively (note 9)	82,672	42,629
Additional paid-in capital	482	—
Accumulated other comprehensive loss (note 2d)	(5,490)	(5,281)
Accumulated deficit	(34,078)	(23,579)

Total shareholders’ equity	43,586	13,769

	$45,892	$59,460

The accompanying notes are an integral part of these consolidated financial statements.

NUCRYST Pharmaceuticals Corp.
Consolidated Statements of Operations

	Year Ended	Year Ended	Year Ended
	December 31	December 31	December 31
(thousands of U.S. dollars except share and per share data)	2006	2005	2004

Revenue
Wound care product revenue	$24,369	$18,636	$14,682
Milestone revenue	—	5,000	10,000

	24,369	23,636	24,682

Costs
Manufacturing (note 5)	16,053	10,015	7,141
Research and development (note 5)	11,162	8,520	8,971
General and administrative	6,723	3,945	3,901
Depreciation and amortization (note 5)	430	300	221
Write down of capital assets (note 5)	1,049	—	—

(Loss) income from operations	(11,048)	856	4,448

Foreign exchange (losses) gains	(298)	193	82
Interest income	1,123	12	66
Interest expense (note 8)	(310)	(3,540)	(3,229)

(Loss) income before income taxes and cumulative effect of a change in accounting principle	(10,533)	(2,479)	1,367
Current income tax recovery (expense) (note 10)	41	(162)	(19)

(Loss) income before cumulative effect of a change in accounting principle	(10,492)	(2,641)	1,348
Cumulative effect of a change in accounting principle (note 2o)	(7)	—	—
Net (loss) income	$(10,499)	$(2,641)	$1,348

(Loss) income per common share (note 16)
Net (loss) income — basic and diluted	$(0.58)	$(0.27)	$0.14

Weighted average number of common shares outstanding:
- basic	17,964,332	9,764,486	9,727,500
- diluted	17,964,332	9,764,486	9,905,464

     The accompanying notes are an integral part of these consolidated financial statements.

NUCRYST Pharmaceuticals Corp.
Consolidated Cash Flow Statements

	Year Ended	Year Ended	Year Ended
	December 31	December 31	December 31
(thousands of U.S. dollars)	2006	2005	2004

Operating activities
Net (loss) income	$(10,499)	$(2,641)	$1,348
Items not affecting cash
Depreciation and amortization	1,656	1,282	875
Foreign exchange loss	(356)	—	—
Stock-based compensation expense	496	—	—
Write down of capital assets	1,049	—	—
Cumulative effect of a change in accounting principle	7	—	—
Dividends on preferred shares	—	—	389
Accounts receivable	(606)	(2,000)	(1,254)
Inventories	(777)	(3,612)	(850)
Other	(212)	22	(15)
Accounts payable and accrued liabilities	(2,376)	1,191	1,150
Accounts payable and accrued liabilities to related party (note 11)	(969)	1,058	—
Accrued interest on indebtedness to related party (note 8)	—	2,589	3,122

Cash (used in) provided from operating activities	(12,587)	(2,111)	4,765

Investing activities
Restricted cash	(5)	(2)	(2)
Purchase of short-term investments	(22,191)	—	—
Maturity of short-term investments	22,748	—	—
Capital expenditures	(4,978)	(3,784)	(1,817)
Intangible assets	(153)	(127)	(115)

Cash used in investing activities	(4,579)	(3,913)	(1,934)

Financing activities
Issuance of common shares, net of share issuance costs (note 9)	286	39,095	—
Net advances from (repayments to) related party (note 8)	—	1,662	(1,949)

Cash provided from (used in) financing activities	286	40,757	(1,949)

Effect of exchange rate changes on cash and cash equivalents	(95)	220	(135)

Net (decrease) increase in cash and cash equivalents	(16,975)	34,953	747
Cash and cash equivalents at beginning of year	35,901	948	201

Cash and cash equivalents at end of year	$18,926	$35,901	$948

Supplemental disclosure of cash flow information:
Non-cash capital asset additions included in accounts payable and accrued liabilities at end of year	$243	$590	$674
Cash paid for interest	$310	$1,699	$—
Cash paid for income taxes	$72	$121	$19
Deferred share issue costs (accrued but not paid)	$—	$925	$—

The accompanying notes are an integral part of these consolidated financial statements.

NUCRYST Pharmaceuticals Corp.
Consolidated Statements of Shareholders’ Equity

				Accumulated
			Additional	Other		Total
	Common Shares		Paid-in	Comprehensive	Accumulated	Comprehensive
(thousands of U.S. dollars, except share data)	Number	Stated Amount	Capital	Loss	Deficit	Loss

December 31, 2003	9,727,500	$3,534	$—	$(2,479)	$(22,286)

Foreign currency translation adjustments	—	—	—	(1,701)	—	$(1,701)
Net income	—	—	—	—	1,348	1,348

December 31, 2004	9,727,500	3,534	—	(4,180)	(20,938)	(353)

Issuance of common shares	4,500,000	39,095	—	—	—	—
Foreign currency translation adjustments	—	—	—	(1,101)	—	(1,101)
Net loss	—	—	—	—	(2,641)	(2,641)

December 31, 2005	14,227,500	42,629	—	(5,281)	(23,579)	(3,742)

Issuance of common shares upon conversion of indebtedness to related party (note 8d)	3,964,200	39,642	—	—	—	—
Issuance of common shares in connection with restricted shares and exercises of stock options and share appreciation rights	117,913	401	—	—	—	—
Stock-based compensation	—	—	482	—	—	—
Foreign currency translation adjustments	—	—	—	(209)	—	(209)
Net loss	—	—	—	—	(10,499)	(10,499)

December 31, 2006	18,309,613	$82,672	$482	$(5,490)	$(34,078)	$(10,708)

The accompanying notes are an integral part of these consolidated financial statements.

NUCRYST Pharmaceuticals Corp.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and 2004
All amounts are expressed in thousands of U.S. dollars, except share and per share data
1 DESCRIPTION OF BUSINESS
NUCRYST Pharmaceuticals Corp. (the “Corporation”) was incorporated on December 18, 1997 by articles of incorporation under the Business Corporations Act (Alberta) as a wholly owned subsidiary of The Westaim Corporation (the “Parent”). On December 29, 2005, the Corporation completed an initial public offering for the sale of 4,500,000 common shares. Following the initial public offering, the Parent continues to own a controlling interest in the Corporation.
The Corporation develops, manufactures and commercializes innovative medical products that fight infection and inflammation based on its noble metal nanocrystalline technology. The Corporation produces nanocrystalline silver as a coating for wound care products under the trademark SILCRYSTTM and as a powder for use as an active pharmaceutical ingredient, which the Corporation refers to as NPI 32101.
Advanced wound care products with the Corporation’s SILCRYST™ coatings were developed and sold by the Corporation under the Acticoat™ trademark until May 2001 when a series of agreements were completed with Smith & Nephew plc (“Smith & Nephew”), a global medical device company. Under the agreements, the Corporation licensed to Smith & Nephew the exclusive right to market, distribute and sell products with SILCRYST™ coatings for use on non-minor skin wounds and burns in humans world-wide. The Corporation also sold various assets to Smith & Nephew, including the Acticoat™ trade name and trademark, various regulatory approvals and certain manufacturing equipment, which the Corporation then leased back. Under the agreements, the Corporation manufactures these products and supplies them exclusively to Smith & Nephew and has agreed to work with Smith & Nephew to develop new Acticoat™ wound care products made with the Corporation’s SILCRYST™ coatings. Smith & Nephew markets and sells products with the Corporation’s SILCRYST™ coatings under its Acticoat™ trademark.
The Corporation’s revenue comprises wound care product revenue, which includes manufacturing cost reimbursement on the sale of product to Smith & Nephew and royalties on the further sale of that product by Smith & Nephew to third parties, as well as milestone revenue which are payments earned upon the achievement of specified Smith & Nephew sales thresholds or regulatory events. All of the Corporation’s revenues since May, 2001 have been derived from sales to Smith & Nephew and milestone payments from Smith & Nephew.
The Corporation is also developing pharmaceutical products based on its nanocrystalline technology to address medical conditions that are characterized by both infection and inflammation. The Corporation has developed NPI 32101 for use as an active pharmaceutical ingredient. The Corporation ceased its development of a pharmaceutical topical cream containing NPI 32101 for the treatment of dermatological conditions in November, 2006, following the results of its second Phase 2 clinical trial. The Corporation is currently conducting preclinical research for the use of NPI 32101 in the treatment of gastrointestinal conditions.
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES
a) Basis of presentation
The Corporation’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
The financial statements of entities which are controlled by the Corporation through voting equity interests, referred to as subsidiaries, are consolidated. Entities which are not controlled but over which the Corporation has the ability to exercise significant influence are accounted for using the equity method. Investments in other entities are accounted for using the cost method. Variable interest entities (“VIEs”), as defined by the Financial

Accounting Standards Board (“FASB”) in FASB Interpretation No. (“FIN”) 46 (Revised 2003), “Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46R”), are entities in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIEs are consolidated by the Corporation when it is determined that it will, as the primary beneficiary, absorb the majority of the VIEs expected losses and/or expected residual returns. The Corporation currently does not have any VIEs.
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
These consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, NUCRYST Pharmaceuticals Inc., which was incorporated in 1998 under the laws of the state of Delaware. All intercompany balances and transactions are eliminated upon consolidation.
b) Use of estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates. Significant estimates include the useful lives of capital assets and intangible assets, inventory valuation, valuation allowance against deferred tax assets, financial instrument valuation and the fair value of stock-based compensation.
c) Translation of foreign currencies
The Corporation’s functional currency is the Canadian dollar. The functional currency of the Corporation’s wholly owned subsidiary, NUCRYST Pharmaceuticals Inc., is the United States dollar (“U.S. dollar”). The balance sheet accounts of the subsidiary are translated into Canadian dollars at the period end exchange rate, while income, expense and cash flows are translated at the average exchange rate for the period. Translation gains or losses related to net assets of such operations are shown as a component of accumulated other comprehensive loss in shareholders’ equity. Gains and losses resulting from foreign currency transactions, which are transactions denominated in a currency other than the entity’s functional currency, are included in the consolidated statement of operations.
The Corporation uses the U.S. dollar as its reporting currency to be consistent with other companies in its industry peer group. The Canadian functional currency consolidated financial statements are translated to the U.S. dollar reporting currency using the current rate method of translation.
d) Accumulated other comprehensive loss
Comprehensive loss is comprised of net loss and other comprehensive loss.
         Other comprehensive loss consists of foreign currency translation adjustments for the year, which arise from the conversion of the Canadian dollar functional currency consolidated financial statements to the U.S. dollar reporting currency consolidated financial statements. Accumulated other comprehensive loss of $5,490 (2005 — $5,281) consists of foreign currency translation adjustments.
e) Revenue recognition
Revenue from direct sales to third parties is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable, and collection is reasonably assured. The Corporation’s revenues under its agreements with Smith & Nephew consist primarily of manufacturing cost reimbursements, royalties and payments upon the achievement of specific milestones. Manufacturing cost reimbursements and royalties are reported as wound care product revenue in the consolidated statement of operations as they relate directly to the sale of the Corporation’s products to Smith & Nephew. For products manufactured under agreements with Smith & Nephew, revenue is recorded by the Corporation at the date of shipment. Royalty revenue is earned based on a percentage of Smith & Nephew’s sales to third parties. Revenue relating to the achievement of milestones under agreements with Smith & Nephew is recognized when the milestone event has occurred and is recorded separately as milestone revenue. The Corporation also derives fees from research activities under agreements with Smith & Nephew and this revenue is recognized as services are performed.

f) Product warranty
Wound care products currently sold by the Corporation carry a limited short term product warranty. No provision for product warranty claims was required for the years ended December 31, 2006 and 2005 as the Corporation’s claims experience has been negligible.
g) Cash and cash equivalents
Cash and cash equivalents consist of cash on deposit and highly liquid short-term investments with original maturities at the date of acquisition of 90 days or less and are recorded at cost.
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
At December 31, 2006 the Corporation had $135 (2005 — $130) on deposit as collateral for the lease of its Wakefield, Massachusetts facility.
h) Short-term investments
Short-term investments consist of money-market instruments with original maturities of greater than 90 days but less than one year and are classified as held-to-maturity financial assets. Held-to-maturity classification will be restricted to fixed maturity instruments that the Corporation intends, and is able, to hold to maturity and will be accounted for at amortized cost. As at December 31, 2006 and 2005, the Corporation did not hold any short-term investments.
i) Allowance for doubtful accounts
The Corporation evaluates the collectibility of accounts receivable and records an allowance for doubtful accounts, which reduces the accounts receivable to the amount management reasonably believes will be collected. A specific allowance is recorded against customer receivables that are considered to be impaired based on the Corporation’s knowledge of the financial condition of its customers. In determining the amount of the allowance, the Corporation considers factors, including the length of time the receivables have been outstanding, customer and industry concentrations, the current business environment and historical experience.
j) Inventories
Finished product, raw materials and materials in process are valued at the lower of average cost and market. Inventories include direct labour and an application of relevant overhead.
The Corporation manufactures products based on specific orders for Smith & Nephew under a long-term manufacturing agreement. The carrying value of inventories is recoverable through future sales as product costs are fully recoverable under the terms of this agreement, and therefore no provision for inventory valuation is required.
k) Capital assets
Capital assets are stated at cost. Internal labour costs directly relating to capital projects are included in the cost of the specific capital assets. Depreciation is calculated using a straight-line method based on estimated useful lives of the particular assets as follows:

Machinery and equipment	5 to 10 years
Computer hardware and software	2 to 5 years
Leasehold improvements	Over term of lease

The Corporation evaluates the carrying value of capital assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable, and recognizes an impairment charge when estimated future non-discounted cash flows of the underlying assets are less than the carrying value of the assets. Where there is an impairment, the Corporation measures the charge based on the fair value of the assets using various valuation techniques.
l) Intangible assets
The Corporation’s definite life intangible assets consist of the prosecution and application costs of patents and trademarks and are amortized on a straight-line basis over their estimated useful lives to a maximum of 10 years. The cost of maintaining patents and trademarks are expensed as incurred. The Corporation evaluates the carrying value of definite life intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Any impairment in the carrying value which is based on the fair value of the intangible assets is charged to expense in the period that impairment has been determined.
Indefinite life intangible assets are recorded at fair value. On a regular basis, the Corporation reviews the carrying value of these assets for impairment. As at December 31, 2006 and 2005, the Corporation had no indefinite life intangible assets.
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
m) Research and development costs
The costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses (in other research and development projects or otherwise) are expensed as research and development costs at the time the costs are incurred. Research and development expenditures, which include the cost of materials consumed in research and development activities, salaries, wages and other costs of personnel engaged in research and development, costs of services performed by others for research and development on behalf of the Corporation, depreciation on equipment used for research and development and indirect costs are expensed as research and development costs when incurred.
n) Income taxes
The Corporation uses the asset and liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that, in the opinion of management, is more likely than not to be realized. The effect of changes in tax rates is recognized in the year in which the rate change occurs. Research and development investment tax credits are accounted for as a reduction of income taxes in accordance with Accounting Principle Board Opinion No. 4, “Accounting for the Investment Credit”.
o) Stock-based compensation plans
The Corporation maintains an equity incentive plan for directors and employees under which stock options and stock appreciation rights (“SARs”) may be granted for up to 2,200,000 common shares of the Corporation. The exercise price of each stock option and SAR is set at an amount not less than the market value of the common shares of the Corporation at the time of grant. Prior to the initial public offering, the market value of the common shares was determined by the Parent at the time of issuance of each stock option and SAR. Stock options and SARs vest evenly over a three-year period and expire ten years from the date of grant.
On January 1, 2006, the Corporation adopted SFAS 123(R), “Share-Based Payment” (“SFAS 123(R)”), which requires that all share-based payments to directors and employees, including grants of stock options, be recognized in the financial statements based on their fair values.
In March 2005, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), relating to SFAS 123(R). The Corporation has applied the provisions of SAB 107 in its adoption of SFAS 123(R). The Corporation adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Corporation’s fiscal year 2006. The Corporation’s consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Corporation’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2006 was $464, which consisted of stock-based compensation expense of $482 related to director and employee stock options and a recovery of $18 related to SARs, with a corresponding increase to additional paid-in capital (“APIC”) of $482 and a decrease in accounts payable and accrued liabilities of $18. There was no stock-based compensation expense related to employee stock options recognized during the years ended December 31, 2005 and 2004.
SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Corporation’s consolidated statement of operations. Prior to the adoption of SFAS 123(R), the Corporation accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Corporation’s consolidated statement of operations because the exercise price of the Corporation’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
Stock-based compensation expense recognized during the year is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the Corporation’s consolidated statement of operations for the year ended December 31, 2006 included compensation expense for share-based payment awards granted prior to but not yet vested as at December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123, and compensation expense for share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in the consolidated statement of operations for the year ended December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Corporation’s pro forma information required under SFAS 123 for the periods prior to fiscal year 2006, the Corporation accounted for forfeitures as they occurred.
SFAS 123(R) requires that liability classified awards such as SARs be revalued to estimated fair value at each reporting date using an option-pricing model. Prior to the adoption of SFAS 123(R), the Corporation valued SARs at the amount by which the market value exceeded the exercise price at each measurement date. As a result of implementing SFAS 123(R) on January 1, 2006, the Corporation increased its SAR liability from $90 to $97, with the increase recorded as a cumulative effect of a change in accounting principle in the consolidated statements of operations.
The Corporation continues to use the Black-Scholes option-pricing model for valuation of share-based payment awards which was previously used for the Corporation’s pro forma information required under SFAS 123. The Corporation’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Corporation’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Corporation’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Although the fair value of employee stock options is determined in accordance with SFAS 123(R) and SAB 107 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.
p) Earnings per share
Basic earnings per common share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated on the basis of the average number of shares outstanding during the period plus the additional common shares that would have been outstanding if potentially dilutive common shares had been issued using the “treasury stock” method.

q) Employee future benefits
The Corporation maintains a defined contribution pension plan (Note 15). All employee future benefits are accounted for on an accrual basis.
r) Recently adopted and pending accounting pronouncements
FIN 48
In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Corporation recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of deficit. This FIN is effective for the first quarter of 2007 and is not expected to have a material impact on the Corporation’s financial position or results of operations.
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
SFAS 155
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. The Corporation currently does not have any hybrid financial instruments.
SFAS 157
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Corporation is currently evaluating the impact SFAS 157 will have on its consolidated financial statements.
SAB 108
In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statements whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. SAB 108 is effective for fiscal years ending after November 15, 2006 (the Corporation’s fiscal year ending December 31, 2006). The implementation of SAB 108 did not have a material impact on the Corporation’s financial position or results of operations.
EITF 06-3
In June 2006, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Government Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation)” (“EITF 06-3”), which is effective for interim and annual reporting periods beginning after December 15, 2006. EITF 06-3 addresses which taxes assessed by a government authority should be considered and how these taxes should be presented in the income statement (i.e., gross versus net). This EITF is effective for the first quarter of 2007 and is not expected to have a material impact on the Corporation’s financial position or results of operations.
EITF 04—13
In September 2005, the EITF reached consensus on Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the same Counterparty” (“EITF 04-13”). EITF 04-13 provides guidance on the purchase and sale of inventory to another entity that operates in the same line of business. The purchase and sale transactions may be pursuant to a single contractual arrangement or separate contractual arrangements and the inventory purchased or sold may be in the form of raw materials, work-in-process, or finished goods. EITF 04-13 applies to new arrangements entered into, or modifications or renewals of existing arrangements in reporting periods beginning after March 15, 2006. The adoption of EITF 04-13 did not have a material impact on the Corporation’s consolidated results of operations and financial condition. Future impact from the adoption of EITF 04-13 will depend on the nature of future arrangements entered into, or modifications or renewals of existing arrangements by the Corporation.
3 ACCOUNTS RECEIVABLE
As at December 31, 2006 and 2005, no allowance for doubtful accounts was required.
4 INVENTORIES

	December 31, 2006	December 31, 2005
Raw materials	$3,888	$3,921
Materials in process	649	2,121
Finished product	2,760	527

	$7,297	$6,569

5 CAPITAL ASSETS

		Accumulated	Net
December 31, 2006	Cost	Depreciation	Book Value
Machinery and equipment	$9,814	$3,529	$6,285
Leasehold improvements	2,265	956	1,309
Computer hardware and software	588	348	240
Construction in progress	3,516	—	3,516

	$16,183	$4,833	$11,350

		Accumulated	Net
December 31, 2005	Cost	Depreciation	Book Value
Machinery and equipment	$9,387	$2,620	$6,767
Leasehold improvements	1,888	825	1,063
Computer hardware and software	393	185	208
Construction in progress	1,426	—	1,426

	$13,094	$3,630	$9,464

Included in capital assets is construction in progress which is not currently subject to depreciation. Depreciation related to capital assets for the year ended December 31, 2006 was $1,445 (2005 — $1,096; 2004 — $713), of which $470 (2005 — $447; 2004 — $379) was included in research and development costs and $756 (2005 — $535; 2004 — $275) relating to manufacturing assets was included in manufacturing costs in the consolidated statements of operations. Depreciation expense for the year ended December 31, 2006 was comprised of $219 (2005 — $114; 2004 — $59) relating to other assets. During the year, construction in progress included in capital assets relating to the design and implementation of an active pharmaceutical ingredient production facility in the amount of $1,049 was written off. As a result of the outcome of the Corporation’s second Phase 2 clinical trial for topical NPI 32101 in the treatment of dermatological conditions, it was determined that the facility not be built.
6 INTANGIBLE ASSETS

	December 31, 2006	December 31, 2005
Patents and trademarks	$2,180	$2,028
Less accumulated amortization	(1,364)	(1,154)

	$816	$874

Amortization related to intangible assets for the year ended December 31, 2006 was $211 (2005 — $186; 2004 — $162).
The following is the estimated amortization expense of intangible assets for each of the five fiscal years commencing with 2007:

2007	$186
2008	158
2009	134
2010	114
2011	224

Total	$816

7 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31, 2006	December 31, 2005
Accrued compensation liabilities	$517	$1,030
Trade payables related to capital projects	243	590
Other trade payables and accrued liabilities	1,501	3,371

	$2,261	$4,991

8 INDEBTEDNESS TO RELATED PARTY
The Corporation was indebted to the Parent as follows:

	December 31, 2006	December 31, 2005
Term loan	$—	$39,642

Prior to July 1, 2004, the Corporation’s indebtedness to related party was comprised of shareholder advances and Class F Series 1 cumulative preferred shares. On July 1, 2004, the Class F Series 1 cumulative preferred shares were converted to a promissory note. Effective August 31, 2005, the shareholder advances and promissory note were consolidated into a term loan with a five-year maturity which bore interest at rates of 10% and 15%. The Corporation repaid $6,850 of the term loan with net proceeds from the initial public offering. In accordance with the terms of the initial public offering prospectus, on January 27, 2006, the remaining balance owing in the amount of $39,642 was converted into 3,964,200 common shares of the Corporation.
The Corporation incurred interest expense on indebtedness to related party as follows:

	Year ended	Year ended	Year ended
	December 31, 2006	December 31, 2005	December 31, 2004
Shareholder advances	$—	$1,936	$2,653
Cumulative preferred shares	—	—	389
Promissory note	—	653	469
Term loan	310	1,500	—

	310	4,089	3,511
Less: interest expense included in manufacturing costs	—	(549)	(282)

	$310	$3,540	$3,229

9 SHARE CAPITAL
The Corporation’s authorized share capital consists of an unlimited number of voting common shares and preferred shares.
a) Common shares issued and outstanding
Changes in the Corporation’s common shares outstanding during 2006 and 2005 are as follows:

	Number		Stated Capital
	2006	2005	2006	2005
Balance at beginning of year	14,227,500	9,727,500	$42,629	$3,534
Stock options exercised	105,303	—	286	—

SARs exercised	7,610	—	83	—

Conversion of term loan (Note 8)	3,964,200	—	39,642	—

Restricted shares	5,000	—	32	—
Issued upon share offering	—	4,500,000	—	39,095

Balance at end of year	18,309,613	14,227,500	$82,672	$42,629

On December 16, 2005, the Corporation effected a reverse stock split at a ratio of 0.6485 for 1. These consolidated financial statements give retroactive effect to this 0.6485 for 1 reverse stock split for all periods presented.
On December 29, 2005, the Corporation completed an initial public offering of its common shares. A total of 4,500,000 new common shares were issued at a price of $10.00. Net proceeds, after fees and expenses, amount to $39,095.
On January 27, 2006, 3,964,200 common shares were issued upon the conversion of $39,642 of the outstanding term loan owed to the Parent at $10.00 per share in accordance with the terms of the initial public offering prospectus.
During the year ended December 31, 2006, 105,303 options were exercised at a weighted average price of CDN$3.09. No options were exercised in 2005 or 2004. During the year, 5,000 restricted shares with a fair value of $32 were issued. No restricted shares were issued in 2005 or 2004.
The Corporation had no SARs outstanding at December 31, 2006 (December 31, 2005 — 12,646 with a weighted average exercise price of CDN$3.08 per SAR). During the year, 10,376 SARs were exercised and settled with 7,610 shares of the Corporation. No SARs were issued, exercised or forfeited in 2005 or 2004. There was no cumulative liability related to SARs at December 31, 2006 (December 31, 2005 — $90).
b) Stock-based compensation plans
The Corporation maintains an equity incentive plan for employees under which stock options and SARs may be granted for up to 2,200,000 common shares of the Corporation. A total of 1,306,735 common shares were available for grant under the Corporation’s stock-based compensation plans as of December 31, 2006. The exercise price of each stock option and SAR is set at an amount not less than the market value of the common shares of the Corporation at the date of grant. Prior to the initial public offering, the market value of the common shares was determined by the Parent at the time of issuance of each stock option and SAR. Stock options and SARs vest evenly over a three-year period and expire ten years from the date of grant. Awards that expire or are forfeited generally become available for issuance under the plan. Independent directors who were appointed to the Corporation’s board of directors prior to May 2, 2006 were granted an initial award of 20,000 options. Effective May 2, independent directors are granted an initial award of 8,000 options upon appointment to the board. Each independent director is entitled to a subsequent annual award of 2,000 options. Effective May 2, 2006, independent directors are also granted 5,000 restricted share units upon appointment to the board. These units vest immediately and are subject to trading restrictions, with 1,000 restricted shares available for sale on the first anniversary date and the remaining 4,000 restricted shares upon retirement from the board. Each independent director is entitled to a subsequent annual grant of 3,000 restricted share units, 50% of which is subject to a one-year vesting and the remaining 50% to a two-year vesting. During the year ended December 31, 2006, 5,000 restricted share units with a fair value of $32 were granted to a new director and 9,000 restricted share units were granted to three directors. The value of the 9,000 restricted share units, amounting to $35, is being amortized over the vesting period. Employees are granted options in the quarter of their hire and subsequently upon the approval by the board of directors.

9 SHARE CAPITAL (continued)
Effective January 1, 2006, the Corporation began recording compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS 123(R) as interpreted by SAB 107. Prior to January 1, 2006, the Corporation accounted for stock options according to the provisions of APB No. 25 and related interpretations and, therefore, no compensation expense was recorded for awards granted with no intrinsic value. The Corporation has adopted the modified prospective transition method provided under SFAS 123(R) and consequently has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with stock options now includes 1) amortization related to the remaining unvested portion of all stock option awards granted prior to January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) amortization related to all stock option awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In addition, the Corporation records expense over the vesting period in connection with SARs. The compensation expense for stock-based compensation awards includes an estimate for forfeitures and is recognized over the vesting period of the options using the straight-line method. As a result of the adoption of SFAS 123(R), the Corporation’s loss before income taxes and net loss for the year ended December 31, 2006 were $471 greater than they would have been under the Corporation’s previous accounting method for share-based compensation. Basic and diluted net loss per common share for the year ended December 31, 2006 was not impacted by the change in accounting method. The Corporation evaluated the need to record a cumulative effect adjustment for estimated forfeitures upon the adoption of SFAS 123(R) and determined that no adjustment was required.
Effective January 1, 2006, the Corporation adopted SFAS 123(R), which requires that liability classified awards such as SARs be measured at fair value at each balance sheet date until the awards are settled. Previously, net changes in the value of SARs, measured as the amount by which the market value of the common shares of the Corporation exceeds the exercise price at the measurement date, were recognized as compensation expense over the SARs vesting period with a corresponding increase to accounts payable and accrued liabilities. The impact of the adoption of this change in accounting principle was to increase the SAR liability as at December 31, 2005 from $90 to $97. As a result, the Corporation recorded a cumulative effect of a change in accounting principle of $7 in the consolidated statements of operations in the first quarter of 2006.
Total stock-based compensation expense for the year ended December 31, 2006 was $464, of which $460 was included in general and administrative expense and $4 was included in research and development expense.
In prior years, as permitted by SFAS 123, the Corporation elected to measure compensation costs for options as the excess, if any, of the market value of the shares at the date of the grant over the exercise price. As the exercise price of options granted by the Corporation was not less than the market value of the shares at the date of grant, no compensation expense was recognized.
If compensation costs for the Corporation’s stock option plans in 2005 and 2004 had been determined based on the fair value methodology over the vesting period consistent with SFAS 123, the Corporation’s net (loss) income and (loss) income per share for the years ended December 31, 2005 and 2004 would have been (increased) reduced to the pro forma amounts indicated below:

	Year ended	Year ended
	December 31, 2005	December 31, 2004
Net (loss) income applicable to common shareholders	$(2,641)	$1,348

Total stock-based employee compensation expense determined under fair-value based method for awards net of tax effects	(96)	(55)

Pro forma net (loss) income applicable to common shareholders	$(2,737)	$1,293

Net (loss) income per common share — basic and diluted	$(0.27)	$0.14

Pro forma net (loss) income per common share — basic and diluted	$(0.28)	$0.13

9 SHARE CAPITAL (continued)
A summary of the status of the Corporation’s stock option plans as at December 31, 2006, 2005 and 2004 and changes during the years ended on those dates is presented below:

	Number of Options			Weighted Average Exercise Price (CDN$)
	December 31			December 31
	2006	2005	2004	2006	2005	2004
Balance at beginning of year	713,770	625,057	486,440	$3.47	$3.32	$3.39

Granted	209,849	92,571	165,205	14.40	4.50	3.08

Exercised	(105,303)	—	—	3.09	—	—

Forfeited	(51,964)	(3,858)	(26,588)	14.73	3.51	3.08

Balance at end of year	766,352	713,770	625,057	$5.75	$3.47	$3.32

The weighted average remaining contractual life of options outstanding at December 31, 2006 was 6.37 years (2005 — 6.50 years; 2004 — 7.09 years).
The following table summarizes information regarding stock options outstanding as at December 31, 2006:

	Options Outstanding					Options Exercisable
		Weighted-Average	Weighted-Average
Range of	Number	Remaining	Exercise		Number	Weighted-Average
Exercise Prices	Outstanding at	Contractual Life	Price	Aggregate Intrinsic	Exercisable at	Exercise Price	Aggregate Intrinsic
(CDN$)	December 31, 2006	(Years)	(CDN$)	Value	December 31, 2006	(CDN$)	Value
$3.08 to $4.62	554,780	5.34	$3.40	$1,008	479,876	$3.39	$878

$4.63 to $6.95	60,963	8.56	$5.44	$17	18,890	$5.18	$6

$6.96 to $9.50	—	—	$—	$—	—	$—	$—

$9.51 to $14.26	80,000	9.11	$11.87	$—	20,000	$11.65	$—

$14.27 to $21.40	70,609	9.43	$17.50	$—	—	$—	$—

$3.08 to $21.40	766,352	6.37	$5.75	$1,025	518,766	$3.77	$884

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value based on the Corporation’s closing stock price of U.S.$4.74 as of December 31, 2006 which would have been received by the stock option holders had all stock option holders exercised their options as of that date. The total number of in-the-money options as of December 31, 2006 was 600,399, based on the closing market value of the Corporation’s common shares at that date.
Options granted prior to January 1, 2006 were denominated in Canadian dollars while options granted on or after January 1, 2006 are denominated in U.S. dollars. For the year ended December 31, 2006, options granted in U.S. dollars totaled 209,849 with a weighted average exercise price of U.S.$12.35. The exercise price has been converted to Canadian dollars for reporting purposes at the year-end exchange rate.
The Corporation’s non-vested stock options consist of options granted under the Corporation’s stock option plans. The fair value of each non-vested option is calculated using the stock price at the date of grant. A summary of the status of non-vested stock options as at December 31, 2006 and changes during the year is presented below.

		Weighted-Average
	Number of	Grant Date Fair Value
	Non-Vested Options	(CDN$)
Balance at December 31, 2005	215,409	$1.58

Granted	209,849	$8.50

Vested	(125,708)	$2.04

Forfeited	(51,964)	$8.53

Balance at December 31, 2006	247,586	$5.75

The fair value of each stock-based award is estimated on the date of grant using the Black-Scholes option-pricing model and the assumptions are noted in the table below. The Corporation’s common shares have a public trading history of only one year. As a result, certain assumptions are currently based on assumptions used by the Parent to value its stock-based compensation expense. The amounts computed according to the Black-Scholes pricing model may not be indicative of the actual values realized upon the exercise of the options by the holders. The weighted average fair value of options granted for the year ended December 31, 2006 was CDN$8.50 (2005 — CDN$2.58; 2004 — CDN$0.82). As at December 31, 2006, total compensation cost related to non-vested stock options not yet recognized was $1,008, which is expected to be recognized over the next 36 months on a weighted-average basis.
Due to the limited trading history of the Corporation, the expected volatility of stock options is currently based upon the historical volatility of the Parent’s stock. The dividend yield reflects the Corporation’s intention not to pay cash dividends in the foreseeable future. The life of options is currently based on observed historical exercise patterns of the Parent. Groups of directors and employees that have similar historical exercise patterns are being considered separately for valuation purposes. The risk free interest rate is based on the yield of a Government of Canada zero-coupon issue with a remaining life approximately equal to the expected term of the options.

9 SHARE CAPITAL (continued)

	Year ended December 31
Stock options	2006	2005
Expected volatility	58.1%	57.7%
Dividend yield	—	—
Expected life	7 years	7 years
Risk free rate	3.89%	4.33%

In December, 2006 certain directors were granted 9,000 units of restricted common stock, which vest evenly over two years. Unvested restricted share units are subject to forfeiture upon termination from the board.
A summary of the Corporation’s non-vested restricted share units as at December 31, 2006 and changes during the year is presented below:

	Number of	Weighted-Average
	Restricted Share	Grant Date
	Units	Fair Value
Balance at beginning of year	—	$—
Granted	9,000	3.85

Balance at end of year	9,000	$3.85

As the units were issued at the end of the year, no non-cash stock-based compensation expense was recorded in connection with non-vested restricted share units during the year ended December 31, 2006. At December 31, 2006, total unrecognized non-cash stock-based compensation expense related to non-vested restricted share units was $35 which is expected to be recognized over the remaining vesting period of two years. The Corporation measures fair value of the restricted share units based upon the market price of its common stock as of the date of grant.

10 INCOME TAXES
The following is a reconciliation of income taxes, calculated at the statutory income tax rate, to the income tax provision included in the consolidated statements of operations.

	Year Ended December 31
	2006	2005	2004
(Loss) income before income taxes and cumulative effect of a change in accounting principle	$(10,533)	$(2,479)	$1,367
Statutory income tax rate	32.12%	33.62%	33.87%
Expected income tax (recovery) expense	(3,383)	(833)	463

Utilization of prior period losses	—	—	(595)
Losses and temporary differences — valuation allowance	3,347	937	—
Non-deductible expenses	—	—	132
Large corporations tax	(5)	58	19

Income tax (recovery) expense	$(41)	$162	$19

Income taxes are recognized for future income tax consequences attributed to estimated differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases.
The net deferred income tax asset is comprised of:

	December 31, 2006	December 31, 2005
Deferred income tax assets:

Tax benefit of loss carry-forwards and tax credits	$18,078	$13,178

Less valuation allowance	(17,305)	(12,638)

	773	540

Deferred income tax liabilities:
Capital, intangible and other assets	(773)	(540)

Deferred income tax assets, net	$—	$—

The deferred income tax asset valuation allowance is in respect of tax loss carry-forwards and tax credits.
The Corporation had net accumulated operating losses for income tax purposes at December 31, 2006 of approximately $32,256 (2005 — $22,547; 2004 — $19,937) and unclaimed scientific research and experimental development expenditures of approximately $5,720 (2005 — $4,738; 2004 — $3,863) that can be used to offset taxable income, if any, in future periods. At December 31, 2006, the Corporation also had capital losses of approximately $1,809 (2005— $2,133; 2004 — $2,066) as well as research and development tax credits of approximately $3,368 (2005 — $2,469; 2004 — $2,259). These recognized losses and credits have been fully offset by a valuation allowance. The net accumulated operating losses and research and development tax credits will expire at various times to the end of 2026.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In the year ended December 31, 2004, the Corporation was profitable as the result of the recognition of two milestone payments totaling $10,000, and prior period losses of $595 were used to offset the expected income tax expense. Management will continue to provide a full valuation allowance until it determines that it is more likely than not the deferred tax assets will be realized.

11 RELATED PARTY TRANSACTIONS
The Corporation engaged in the following related party transactions with the Parent that have not been disclosed elsewhere in these consolidated financial statements:

	Year Ended December 31
	2006	2005	2004
Building rent, including operating costs	$1,606	$1,399	$793
Services:
Information technology	—	58	277
Treasury and accounting	—	—	14
Legal	170	204	203
Insurance	644	289	255
Other	219	154	108

	$2,639	$2,104	$1,650

The Corporation leases its Fort Saskatchewan, Alberta facility from the Parent and is charged building rent at a rate which, in management’s view, approximates current market rates, plus actual operating costs. Corporate and administrative services are provided by the Parent on a fully-allocated cost recovery basis.
At December 31, 2006, accounts payable and accrued liabilities to related party of $45 were owed by the Corporation to the Parent for services rendered by the Parent and invoices paid by the Parent on behalf of the Corporation. The balance of $1,058 owing at December 31, 2005 also included accrued interest of $160 on the term loan.
12 GUARANTEES
The Corporation has not provided for product warranty obligations as products presently sold to the Corporation’s customer carry a limited short term warranty and the Corporation’s claims experience has been negligible. In the normal course of operations, the Corporation may provide indemnifications that are often standard contractual terms to counterparties in transactions such as purchase and sale agreements, service agreements, director/officer contracts and leasing transactions. These indemnification agreements may require the Corporation to compensate the counterparties for costs incurred as a result of various events, such as litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnification agreements will vary based upon the agreement, the nature of which prevents the Corporation from making a reasonable estimate of the maximum potential amount that it could be required to pay to counterparties. Historically, the Corporation has not made any payments under such indemnifications and no amounts have been accrued in the consolidated financial statements with respect to these indemnification guarantees.
13 COMMITMENTS
The Corporation is committed to capital expenditures of $537 (2005 — $1,179) and to future annual payments under operating leases for office and facility space and equipment as follows:

2007	2008	2009	2010	2011
$1,010	$1,002	$815	$527	$499

14 FINANCIAL INSTRUMENTS
Financial instruments include accounts receivable and other like amounts which will result in future cash receipts and accounts payable and accrued liabilities and other like amounts which will result in future outlays. Indebtedness to related party is not included in financial instruments due to the unique terms and conditions attached to this item.

14 FINANCIAL INSTRUMENTS (continued)
Fair value of financial instruments
The carrying values of the Corporation’s interests in financial instruments approximate their fair value. The estimated fair value approximates the amount for which the financial instruments could currently be exchanged in an arm’s length transaction between willing parties who are under no compulsion to act.
Certain financial instruments, including indebtedness to related party, lack an available trading market and, therefore, fair value amounts should not be interpreted as being necessarily realizable in an immediate settlement of the instrument.
Foreign currency risk
The Corporation is exposed to currency risks as a result of its export to foreign jurisdictions of goods produced in Canada. These risks are partially covered by purchases of goods and services in the foreign currency.
Concentration of credit risk
The Corporation’s financial instruments that are exposed to concentrations of credit risk consist primarily of accounts receivables. This risk is limited due to the contractual relationship with Smith & Nephew.
15 EMPLOYEE BENEFIT PLAN
The Corporation has a 401(k) retirement plan (the “Plan”) for the benefit of permanent United States employees. These employees may elect to contribute to the Plan through payroll deductions of up to $15 of their annual compensation, subject to statutory limitations. The Corporation may declare discretionary matching contributions of up to 50% of employees’ contributions up to a maximum of 3% of employee earnings. The Corporation’s matching contributions for the year ended December 31, 2006 were $58 (2005 — $46; 2004 — $41).
The Corporation also participates in a defined contribution pension plan for its Canadian employees which is administrated by the Parent. The Corporation matches employee contributions of up to 4% of their annual compensation. The Corporation’s contributions to this plan for the year ended December 31, 2006 amounted to $274 (2005 — $149; 2004 — $94).
16 (LOSS) EARNINGS PER SHARE
In calculating (loss) earnings per share under the treasury stock method, the numerator remains unchanged from the basic (loss) earnings per share calculation as the assumed exercise of the Corporation’s stock options does not result in an adjustment to income. The reconciliation of the denominator in calculating diluted (loss) earnings per share is as follows:

	Year Ended December 31
	2006	2005	2004
Weighted average number of common shares outstanding — basic	17,964,332	9,764,486	9,727,500

Effect of dilutive securities Options	—	—	172,052

SARS	—	—	5,912

Weighted average number of common shares outstanding — diluted	17,964,332	9,764,486	9,905,464

Options to purchase 766,352 common shares were outstanding at December 31, 2006. Of these, 90,473 were excluded from the computation of diluted (loss) earnings per share because the weighted average exercise price of these options was greater than the weighted average value of the common shares of the Corporation during 2006. There were 9,000 restricted share units outstanding at December 31, 2006 and they were all included in the computation of diluted (loss) earnings per share.
Options to purchase 713,770 common shares and 12,646 SARs were outstanding at December 31, 2005. All the options and SARs were included in the computation of diluted (loss) earnings per share because the estimated value of the common shares of the Corporation during the year ended December 31, 2005 was greater than the exercise price of the options and SARs.
Options to purchase 625,057 common shares and 19,779 SARs were outstanding at December 31, 2004. Of these options and SARs, 20,655 of the options and none of the SARs were excluded from the computation of diluted (loss) earnings per share because the exercise price of the options and SARs was greater than the estimated value of the common shares of the Corporation during 2004.
The impact of all dilutive securities on (loss) earnings per share is anti-dilutive for the years ended December 31, 2006 and 2005, including the dilutive impact of the remaining term loan (Note 8) and all outstanding options and SARs.
17 SEGMENTED INFORMATION
The Corporation operates in one reportable segment consisting of the manufacturing, research, development and commercialization of medical products based on its proprietary noble metal nanocrystalline technology. The Corporation currently manufactures wound care products and all the Corporation’s revenues are earned through long-term agreements with Smith & Nephew. The Corporation exports the manufactured wound care products directly to Smith & Nephew for resale in international markets.
a) Assets by geographic segment

	December 31, 2006	December 31, 2005
Canada	$42,440	$56,005
United States	3,452	3,455

	$45,892	$59,460

b) Capital assets and intangible assets by geographic segment

	December 31, 2006	December 31, 2005
Canada	$11,130	$8,874
United States	1,036	1,464

	$12,166	$10,338

All of the Corporation’s revenues in 2006, 2005 and 2004 were earned through long-term agreements with Smith & Nephew for the sale and marketing of the Corporation’s wound care products manufactured exclusively for Smith & Nephew. The agreements expire in 2026.